Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

PennyMac Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	Rule 457(h)	$150,000,000	100%	$150,000,000	$0.00014760	$22,140
Total Offering Amounts					$150,000,000		$22,140
Total Fee Offsets							----------
Net Fee Due							$22,140

(1)	The deferred compensation obligations are unsecured obligations of PennyMac Financial Services, Inc. (the “Registrant”) to pay up to $150 million of deferred compensation in the future in accordance with the terms of the PennyMac Financial Services, Inc. Executive Deferred Compensation Plan (the “Plan”).

(2)	The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.